QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.5

Robert L. Sandefur
CHLUMSKY, ARMBRUST & MEYER, LLC
200 Union Boulevard, Suite 430
Lakewood, Colorado 80228
Telephone: (303) 716-1617
Fax: (303) 716-3386

CONSENT OF EXPERT
FILED BY SEDAR

December 1, 2008

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
New Brunswick Securities Commission
Nova Scotia Securities Commission
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland and Labrador
Registrar of Securities, Northwest Territories
Registrar of Securities, Nunavut
Registrar of Securities, Yukon
United States Securities and Exchange Commission

Re:
Minefinders Corporation Inc. (the "Company") filing of a Short Form Base Shelf Prospectus dated December 1, 2008 (the "Prospectus").

        I refer to the report entitled "Technical Report Dolores Gold-Silver Project, Chihuahua State, Mexico" dated July 26, 2007 (the "Report") as referenced in the Prospectus and documents incorporated by reference therein.

        This letter is being filed as my consent to the use of my name and the Report in the Prospectus and in documents incorporated by reference therein.

        I confirm that I have read the Prospectus and I have no reason to believe that there are any misrepresentations that are derived from the Report referred to above or that are within my knowledge as a result of the services I performed in connection with such Report.

        I consent to the filing of this consent with the United States Securities and Exchange Commission as part of the Company's Form F-10 filed on November 21, 2008, and any amendment thereto, including post-effective amendments.

[Signature page follows]

Yours truly,
"Robert L. Sandefur" Robert L. Sandefur

QuickLinks

  Exhibit 5.5